UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SARA LEE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 22, 2006

Dear Sara Lee Stockholder:

It is my pleasure to invite you to Sara Lee Corporation’s 2006 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 26, 2006 at 9:30 a.m. (CDT), in the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, Illinois. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

Enclosed with this proxy statement is your proxy card, a postage-paid envelope to return your proxy card and Sara Lee’s 2006 annual report to stockholders. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Brenda C. Barnes

Chairman of the Board

NOTICE OF THE 2006

ANNUAL MEETING OF STOCKHOLDERS

The 2006 Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 26, 2006, at 9:30 a.m. (CDT), in the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, Illinois for the following purposes:

1.	to elect 12 directors;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the 2007 fiscal year;

3.	to vote on two stockholder proposals; and

4.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 1, 2006 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials, or by signing, dating and mailing the enclosed proxy card in the envelope provided.

By Order of the Board of Directors

Roderick A. Palmore
Executive Vice President, General Counsel and Secretary

September 22, 2006

ADMISSION TO THE 2006 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 1, 2006, will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Sara Lee shares are registered in your name and you received your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•	If your Sara Lee shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sara Lee common stock on September 1, 2006.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT SARA LEE CORPORATION

Sara Lee is a global manufacturer and marketer of high-quality, brand name products for consumers throughout the world. The address of our principal executive office is 70 W. Madison Street, Chicago, Illinois 60602-4260 and our telephone number is +1.312.726.2600. Beginning in January 2007, the address of our principal executive office will be 3500 Lacey Road, Downers Grove, Illinois 60515-5424 and our telephone number will be +1.630.598.6000. Our corporate Web site is located at www.saralee.com. Information contained on our Web site does not constitute part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 26, 2006, at 9:30 a.m. (CDT), in the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, Illinois. The telephone number of the Drury Lane Theatre is +1.630.530.8300. The doors to the meeting room will open for admission at 9:00 a.m. Directions to the Drury Lane Theatre and an event schedule are contained at the end of this proxy statement.

An admission ticket (or other proof of stock ownership) and some form of government issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 1, 2006, will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•	If your Sara Lee shares are registered in your name and you received your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•	If your Sara Lee shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sara Lee stock on September 1, 2006.

No cameras, recording devices or large packages will be permitted in the meeting room.

Information About this Proxy Statement

General.    We sent you these proxy materials because Sara Lee’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Sara Lee’s Shareholder Services Department at +1.888.422.9881. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 22, 2006, we began mailing these proxy materials to all stockholders of record as of the close of business on September 1, 2006.

Electronic Delivery.    This proxy statement and Sara Lee’s 2006 annual report are available on our corporate Web site at www.saralee.com. You can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report for future meetings electronically over the Internet. If you hold shares in your name (instead of through a broker or other nominee), you can choose this option by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for this year’s Annual Meeting. If you hold your shares through a broker or other nominee, you should follow the instructions regarding electronic delivery, if any, provided by your broker or other nominee.

If you vote your shares for the 2006 Annual Meeting over the Internet, you will be given the opportunity to consent to future delivery of Sara Lee documents over the Internet, unless you hold your shares through a broker that is unable to accommodate your request. If you are not given an opportunity to consent to delivery over the Internet when you vote your proxy, you may contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of Internet delivery. You also can access our 2006 proxy statement and annual report on our corporate Web site at www.saralee.com under the caption “Investors —Reports and Documents.” If you choose to receive your proxy materials and annual report electronically, then prior to next year’s Annual Meeting you will receive e-mail notification when the proxy materials and annual report are available for your online review. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

Householding.    The Securities and Exchange Commission’s rules permit us to deliver a single proxy statement and annual report to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact us at the above address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 25, 2006. If you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 23, 2006 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the 12 nominees for directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2007; and

•	AGAINST the two stockholder proposals.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy card with a date later than your previously delivered proxy, by voting in person at the Annual Meeting or granting a subsequent proxy through the Internet or telephone, or by sending a written revocation to Sara Lee’s Secretary, Roderick A. Palmore. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Sara Lee common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 1, 2006. As of September 1, 2006, there were 762,893,856 shares of Sara Lee common stock outstanding.

Information for Sara Lee Employees Who are Stockholders

If you are a Sara Lee employee who is a stockholder, or if you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans (the “Savings Plans”) or participate in Sara Lee’s Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 23, 2006.

Information Regarding Tabulation of the Vote

Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Sara Lee’s Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of ADP Investor Communication Services will tabulate votes and act as Inspectors of Election at this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information About Votes Necessary for Action to be Taken

Twelve directors will be elected at the Annual Meeting by a plurality of all the votes cast at the Annual Meeting. This means that the 12 nominees for director who receive the most votes will be elected. Other matters to be considered at the Annual Meeting require an affirmative vote of the majority of all votes cast on the matter. Only votes “FOR” or “AGAINST” are counted as votes cast on a matter. Abstentions and broker non-votes will have no effect on any of the items to be presented at the Annual Meeting.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Sara Lee has adopted Corporate Governance Guidelines, which are available at www.saralee.com under the caption “Investors — Corporate Governance.” The Guidelines contain general principles regarding the functions of Sara Lee’s Board of Directors and Board Committees.

Director Independence

Sara Lee’s Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a director has no direct or indirect material relationship with Sara Lee. The Board has adopted categorical standards, which are contained in Sara Lee’s Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the New York Stock Exchange, to assist it in making determinations regarding independence. The full text of the categorical standards is attached as Appendix A to this proxy statement. These categorical standards specify the criteria by which the independence of Sara Lee’s directors will be determined, including whether a director or any member of the director’s immediate family has any past employment or affiliation with Sara Lee or Sara Lee’s independent registered public accountants. After considering these categorical standards, the listing standards of the New York Stock Exchange and any other commercial or charitable relationships between the directors and Sara Lee, the Board has determined that all of the current directors are independent, except Brenda C. Barnes, who is an executive officer of Sara Lee.

Process for Nominating Potential Director Candidates

The Corporate Governance, Nominating and Policy Committee of Sara Lee’s Board of Directors is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. In evaluating potential director candidates, the Committee considers the qualifications listed in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com under the caption “Investors — Corporate Governance.” The Corporate Governance, Nominating and Policy Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance, Nominating and Policy Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, described in Article I, Section 10 of Sara Lee’s Bylaws. From time to time the Committee also retains search firms to assist it. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Sara Lee’s Secretary, Roderick A. Palmore, at Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260 (or, beginning in January 2007, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424).

Code of Conduct

Sara Lee’s Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Sara Lee’s long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Sara Lee’s Web site at www.saralee.com under the caption “Our Company — Global Business Practices.” All of Sara Lee’s officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Sara Lee’s Board of Directors, including the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Through December 2006:	As of January 2007:
Board of Directors (or specific Committee Chair or director)	Board of Directors (or specific Committee Chair or director)
c/o Roderick A. Palmore, Secretary	c/o Roderick A. Palmore, Secretary
Sara Lee Corporation	Sara Lee Corporation
70 W. Madison Street	3500 Lacey Road
Chicago, Illinois 60602-4260	Downers Grove, Illinois 60515-5424

Sara Lee’s Board of Directors has instructed the Secretary to forward communications to the Board or to individual directors, as appropriate; however, the Board also has instructed the Secretary to review all correspondence received and, in his discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Sara Lee’s Global Business Standards or concerns regarding Sara Lee’s accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to business.practices@saralee.com, or by calling —

•	+1.800.285.7964 (available toll-free outside the U.S. using the local AT&T Direct access number)

•	+1.312.345.5715 (reverse charges outside the U.S.)

Presiding Director

The Board, after considering the recommendation of the Corporate Governance, Nominating and Policy Committee, annually selects one independent director who is serving as Chairperson of a standing committee of the Board to serve as the Presiding Director for all meetings of the outside directors held in executive session. The Presiding Director also has other authority and responsibilities that are described in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com under the caption “Investors — Corporate Governance.” James S. Crown currently serves as the Presiding Director.

Executive Sessions

Pursuant to Sara Lee’s Corporate Governance Guidelines, the outside directors of the Board meet in regularly scheduled executive sessions without management. The Presiding Director chairs all regularly scheduled executive sessions, and also has authority to convene meetings of the outside directors at any time with appropriate notice.

Attendance at Annual Meeting

As stated in Sara Lee’s Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All directors who were nominated for re-election to the Board attended the 2005 annual meeting, except James S. Crown and Cornelis J.A. van Lede.

Governance Documents

All of Sara Lee’s current corporate governance documents and policies, including its Corporate Governance Guidelines, committee charters and Global Business Standards, are available at www.saralee.com and in print to any stockholder who requests them.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Elected Annually

Sara Lee’s directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Twelve directors will be elected at this year’s Annual Meeting. Each director’s term lasts until the 2007 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected.

Sara Lee’s Bylaws provide that the size of the Board of Directors shall be fixed, and may be modified, from time to time by resolution of the Board. Currently the Board of Directors is comprised of 13 members. The directors have adopted a resolution decreasing the size of the Board to 12 members, effective at the Annual Meeting.

Richard L. Thomas and Charles W. Coker are retiring from our Board of Directors at this year’s Annual Meeting. Mr. Thomas has served as a Sara Lee director for 30 years and Mr. Coker has served as a Sara Lee director for 20 years. Sara Lee extends its heartfelt appreciation to both Mr. Thomas and Mr. Coker for the tremendous contributions they have made to our success.

Information About the Nominees for Election to the Board of Directors

The following information is furnished with respect to each nominee for election as a director. All of the nominees currently are directors, except Christopher B. Begley. Cynthia B. Carroll and Virgis W. Colbert were elected to our Board of Directors after the 2005 Annual Meeting. The nominations of Messrs. Begley and Colbert and Ms. Carroll initially were recommended to Sara Lee’s Corporate Governance, Nominating and Policy Committee by an executive recruiting firm that was retained by the Committee to assist it in identifying prospective directors.

If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 26, 2006.

BRENDA C. BARNES Chairman and Chief Executive Officer of Sara Lee Corporation since October 2005, President and Chief Executive Officer from February 2005 to October 2005, and President and Chief Operating Officer from July 2004 to February 2005. She has served as a director of Sara Lee since July 2004. Ms. Barnes served as the Interim President of Starwood Hotels and Resorts from November 1999 to March 2000, and President and Chief Executive Officer of PepsiCola North America from 1996 until 1998. Prior to that she held various positions with several divisions of PepsiCo, Inc. from 1976 to 1996. Ms. Barnes also served as an adjunct professor at the Kellogg Graduate School of Business and at North Central College in 2002. Ms. Barnes is a member of the Board of Directors of The New York Times Company and Staples, Inc. She also serves on the Board of Trustees of Augustana College and is a member of the Steering Committee of the Kellogg Center for Executive Women. Age 52.

J.T. BATTENBERG III Former Chairman of the Board, Chief Executive Officer and President of Delphi Corporation (mobile electronics and transportation components and systems) from November 1998 to July 2005. He became a director of Sara Lee in June 2002. Mr. Battenberg had led Delphi and its precursor, the Automotive Components Group Worldwide (a General Motors Corporation business), since 1992. He was an officer of General Motors Corporation from 1988 through 1998, and was elected an Executive Vice President of General Motors Corporation and a member of the General Motors President’s Council in 1995. Delphi Corporation and 38 of its U.S. subsidiaries filed voluntary petitions for business reorganization under Chapter 11 of the U.S. Bankruptcy Code on October 8, 2005. Mr. Battenberg also serves on the Executive Committee of the Business Council. Age 63.

CHRISTOPHER B. BEGLEY Chief Executive Officer and a director of Hospira, Inc. (global specialty pharmaceutical and medication delivery company). Mr. Begley has held his current position since Hospira was spun off from Abbott Laboratories on April 30, 2004. Prior to that, he served in various positions with Abbott, including as Senior Vice President, Hospital Products, from 2000 to April 2004, Senior Vice President, Chemical and Agricultural Products from 1999 to 2000, Vice President, Abbott Health Systems, from 1998 to 1999, and Vice President, MediSense Operations, in 1998. Mr. Begley also serves as a director of Children’s Memorial Hospital, the Executive’s Club of Chicago Healthcare Leadership Council and AdvaMed. Age 54.
CYNTHIA B. CARROLL Senior Vice President of Alcan Inc. (international aluminum, engineered products and packaging industries), and President and Chief Executive Officer of Alcan’s Primary Metal Group since January 2002. Ms. Carroll joined Alcan in 1989 and since that time has served as President of Bauxite, Alumina and Specialty Chemicals from 1998 to 2002; Managing Director of Aughinish Alumina Limited (Ireland) from 1996 to 1998; and Vice President/General Manager of Alcan Foil Products from 1991 to 1996. She became a director of Sara Lee in August 2006. Age 49.

VIRGIS W. COLBERT Former Executive Vice President, Miller Brewing Company (brewer) from 1997 to December 2005. Mr. Colbert joined Miller Brewing in 1979 and served as Senior Vice President-Worldwide Operations from 1995 to 1997 and as Vice President Operations from 1993 to 1995. He became a director of Sara Lee in January 2006. Mr. Colbert serves as a director of Delphi Corporation, The Manitowoc Company, Inc. and The Stanley Works. Age 67.

JAMES S. CROWN President of Henry Crown and Company (diversified investments) since 2002 and Vice President from 1985 to 2002. He became a director of Sara Lee in 1998. Mr. Crown also is a director of General Dynamics Corporation and J.P. Morgan Chase & Co. He also serves as Chairman of the Board of Trustees of the University of Chicago, and is a trustee of the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 53.

WILLIE D. DAVIS President and Chief Executive Officer of All-Pro Broadcasting, Inc. (broadcasting company), a privately owned company, since 1978. Mr. Davis became a director of Sara Lee in 1983. He also is a director of Alliance Bancshares California, Fidelity National Title Group, Inc., Johnson Controls Inc., MGM Mirage Inc. and Manpower, Inc. He also serves on the Board of Directors of the Green Bay Packers. Mr. Davis is a trustee of Marquette University and is an Emeritus Trustee of the University of Chicago. Age 72.

LAURETTE T. KOELLNER Senior Vice President of The Boeing Company (aerospace manufacturer) and President of Boeing International since April 2006. Ms. Koellner served as President of Connexion by Boeing from December 2004 until April 2006, Chief People and Administration Officer of Boeing from 2002 to December 2004, a member of the Office of the Chairman from March 2002 to December 2003, Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002, Vice President and Corporate Controller of Boeing from 1999 to 2000, and as Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Sara Lee in January 2003. Age 52.

CORNELIS J.A. VAN LEDE Former Chairman of the Board of Management and Chief Executive Officer of Akzo Nobel N.V. (manufacturer and distributor of healthcare products, coatings and chemicals) from 1994 to May 2003. Mr. van Lede joined Akzo Nobel in 1991 as a member of its Board of Management and he was appointed Vice Chairman of the Board of Management of Akzo Nobel in 1992. From 1991 to 1994, Mr. van Lede served as Vice President of the Union of Industrial and Employers’ Confederations of Europe (UNICE), and from 1984 to 1991 he was Chairman of the Federation of Netherlands Industry (VNO). Mr. van Lede has been a director of Sara Lee since October 2002. He also serves as Chairman of the Supervisory Boards of Sara Lee International B.V., a Dutch subsidiary of Sara Lee, and Heineken N.V., and as a member of the Supervisory Boards of Akzo Nobel N.V., AF-KLM Holding, and Philips Electronics. He is a non-executive director of Elsevier Group plc and Air Liquide. He is Chairman of the Board of Directors of INSEAD, and serves as a member of the Board of several non-profit organizations. Age 63.

SIR IAN PROSSER Retired Chairman of InterContinental Hotels Group PLC (hotel business). He held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Director of Finance and Planning from 1978 to 1984. He also serves as non-executive Deputy Chairman of BP plc and as a non-executive director of GlaxoSmithKline plc. He is a member of the Confederation of British Industry’s President’s Committee. Age 63.

ROZANNE L. RIDGWAY Former Assistant Secretary of State for European and Canadian Affairs (1985-1989) and, since July 1994, Chair (non-executive) of the Baltic American Enterprise Fund. Ambassador Ridgway became a director of Sara Lee in 1992. She served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, and Ambassador to the German Democratic Republic. Ambassador Ridgway is a director of The Boeing Company, Emerson Electric Company, 3M Company, Manpower, Inc. and three funds in the American Funds family of mutual funds. Ambassador Ridgway is also a trustee of the Center for Naval Analyses and the National Geographic Society. Age 71.

JONATHAN P. WARD Former Chairman and Chief Executive Officer of The ServiceMaster Company (national service company) from 2002 to 2006, and President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company (commercial printing company) from 1997 to 2001. He became a director of Sara Lee in October 2005. Mr. Ward also serves as a director of First Horizon Corporation. Age 52.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held eight meetings during fiscal year 2006 and has the following standing committees: Audit, Compensation and Employee Benefits, Corporate Governance, Nominating and Policy, Executive, Finance and Qualified Legal Compliance. The following table shows the membership of these committees. All of the directors attended at least 75% of all the meetings of the Board and all meetings of the Board committees on which he or she served during fiscal year 2006, except Jonathan P. Ward. Mr. Ward missed only one Board meeting and the Committee meetings held in that month; however, because both Committees on which Mr. Ward serves met during the one month he was absent, his one absence reduced his overall attendance percentage to 70%.

Current charters of the Audit, Compensation and Employee Benefits, and Corporate Governance, Nominating and Policy Committees are available on Sara Lee’s Web site at www.saralee.com under the caption “Our Company — Board of Directors — Board Committee Charters.”

Committee Membership
Name	Audit		Compensation and Employee Benefits		Corporate Governance, Nominating and Policy		Executive		Finance		Qualified Legal Compliance
Brenda C. Barnes							X	*	X
J.T. Battenberg III	X		X	*	X		X				X
Cynthia B. Carroll									X
Charles W. Coker			X						X
Virgis W. Colbert			X						X
James S. Crown	X		X		X	*	X				X	*
Willie D. Davis	X		X								X
Laurette T. Koellner	X	*							X		X
Cornelis J.A. van Lede	X		X		X						X
Sir Ian Prosser	X				X						X
Rozanne L. Ridgway			X		X		X		X	*
Richard L. Thomas					X		X		X
Jonathan P. Ward			X						X

*	Committee Chair

Audit Committee.    The Audit Committee provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. The Audit Committee met five times during the year, including periodic meetings held separately with the internal auditor and the independent registered public accountants. In addition, the Chair of the Audit Committee meets with management, the internal auditor and the independent auditor each quarter to discuss Sara Lee’s earnings announcement before it is issued. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated J.T. Battenberg III, James S. Crown and Laurette T. Koellner as “audit committee financial experts” as defined in the rules of the Securities and Exchange Commission.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee reviews and approves Sara Lee’s compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee’s total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee’s employee benefit plans; and reviews and approves special hiring and severance arrangements for corporate officers and other key management employees. The Compensation and Employee Benefits Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Compensation and Employee Benefits Committee met four times during the year.

Corporate Governance, Nominating and Policy Committee.    The Corporate Governance, Nominating and Policy Committee reviews and considers directorship policies and practices from time to time, evaluates potential director candidates and recommends qualified candidates to the full Board, reviews the management succession plan and executive resources and oversees Sara Lee’s activities and positions on significant corporate social responsibility and public policy matters. The Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance, Nominating and Policy Committee met three times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee meets on a periodic basis, as needed, and met one time during the year.

Finance Committee.    The Finance Committee reviews the Corporation’s financial policies and performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Sara Lee, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Sara Lee or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance, Nominating and Policy Committee, who also serves as the chair of the Committee. The Qualified Legal Compliance Committee will meet on a periodic basis, as needed, and did not meet during the year.

DIRECTOR COMPENSATION

Directors who are Sara Lee employees are not compensated for their services as directors. Outside directors of Sara Lee receive an annual retainer of $75,000 and an annual grant of restricted stock units with a fair market value of $75,000 on the date of grant. Restricted stock units granted prior to July 2005 vest in full three years after the date of grant and, upon vesting, each restricted stock unit will be converted into one share of Sara Lee common stock. Beginning with fiscal year 2006, restricted stock units granted to the outside directors vest one year after the date of grant but will not be converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board. Outside directors also may elect to receive Sara Lee common stock or restricted stock units in lieu of all or a portion of their annual retainer. Directors do not receive any meeting or attendance fees. In addition, each outside director who chairs a committee of the Board (other than the Audit Committee) receives an additional retainer of $10,000. The chair of the Audit Committee receives an additional $20,000 retainer and each other outside director who is a member of the Audit Committee receives an additional $7,500 retainer. Committee retainers are paid 50% in cash and 50% in restricted stock units. Restricted stock units granted to the outside directors for Committee service vest one year after the date of grant but will not be converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board.

The Board strongly believes that the directors should have a meaningful ownership interest in Sara Lee and has implemented stock ownership guidelines for Sara Lee’s directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Sara Lee common stock (including restricted stock units) by July 1, 2007, or within five years after a director is first elected to the Board, whichever is later.

Under the amended 1999 Non-Employee Director Stock Plan, outside directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. At the election of the director, deferred amounts earn a return equivalent to the return on an investment in an interest-bearing account or a stock equivalent account. The amounts deferred, dividend equivalents, plus interest and any appreciation, are paid in cash or in shares of Sara Lee common stock, as applicable, on dates selected by the director.

Cornelis J.A. van Lede also serves as Chairman of the Supervisory Board of Sara Lee International B.V., a Dutch subsidiary of Sara Lee, and, for such service he receives an annual retainer of Euro 60,000 (approximately $76,500) and a representation allowance of Euro 5,446 (approximately $6,900) for expenses.

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table indicates the amount of common stock beneficially owned by Sara Lee’s executive officers, directors and director nominees as of September 1, 2006. In general, “beneficial ownership” includes those shares a director, director nominee or executive officer has the power to vote or transfer, and stock options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. No person named in the table owns more than 1% of the outstanding shares of common stock.

Name	Shares of Common Stock	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (1)
Brenda C. Barnes	117,426	488,201	384,262
J.T. Battenberg III	18,417	—	12,720
Christopher B. Begley (2)	—	—	—
Cynthia B. Carroll (3)	—	—	4,077
Lee A. Chaden	19,187	574,465	71,288
Charles W. Coker (4)	65,306	105,024	22,128
Virgis W. Colbert (3)	1,688	—	6,348
James S. Crown	68,364	78,989	21,385
Willie D. Davis	36,745	58,902	12,154
Christopher J. Fraleigh	10,572	26,101	70,377
Laurette T. Koellner	10,629	—	14,894
L.M. (Theo) de Kool	118,286	459,675	270,362
Cornelis J.A. van Lede	6,185	—	12,084
Richard A. Noll	28,142	332,519	24,073
Sir Ian Prosser	5,787	—	11,010
Rozanne L. Ridgway	22,806	60,640	12,296
Richard L. Thomas (4)	451,307	85,902	37,861
Jonathan P. Ward	1,730	—	9,801
Directors and executive officers as a group (23 persons)	1,411,726	3,613,151	1,449,617

(1)	Includes restricted stock units granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan and 1999 Non-Employee Director Stock Plan, and stock equivalent balances held under Sara Lee’s Executive Deferred Compensation Plan and Director Deferred Compensation Plan. The value of the restricted stock units and stock equivalents mirrors the value of Sara Lee common stock. The amounts ultimately realized by the directors and executives will reflect changes in the market value of Sara Lee common stock from the date of deferral or accrual until the date of payout. The restricted stock units and stock equivalents do not have voting rights, but are credited with dividend equivalents. Restricted stock units vest and are converted into shares of common stock as the vesting period lapses or, for performance-based units, specific performance goals are achieved.
(2)	Mr. Begley is not currently a director; he is nominated for election at the Annual Meeting.
(3)	Ms. Carroll was elected to the Board of Directors on August 1, 2006. Mr. Colbert was elected to the Board in January 2006.
(4)	Includes the following number of shares of common stock owned by relatives, or held in trusts or partnerships for the benefit of relatives, with respect to which the named persons disclaim beneficial interest: Mr. Coker, 51,220 shares; Mr. Thomas, 154,000 shares.

SARA LEE STOCK OWNERSHIP

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Sara Lee’s outstanding common stock as of September 1, 2006. There are no arrangements known to Sara Lee that may result in a change in control of Sara Lee upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	59,053,100	(1)	7.8%

(1)	On February 10, 2006, Capital Research and Management Company (“Capital Research”) filed with the Securities and Exchange Commission an amendment to Capital Research’s Schedule 13G in which it reported that it beneficially owns 59,053,100 shares of Sara Lee common stock. In this Schedule 13G amendment, Capital Research states that it holds all of these shares in its capacity as an investment advisor to various investment companies registered under the Investment Company Act of 1940.

EXECUTIVE COMPENSATION

Report of the Compensation and Employee Benefits Committee on Executive Compensation

The Compensation and Employee Benefits Committee consists of eight non-management directors whom the Board has determined satisfy the independence requirements of the New York Stock Exchange and the Board independence standards contained in Sara Lee’s Corporate Governance Guidelines. As specified in our Committee’s charter, we are responsible for the review of all aspects of executive compensation, including special benefits and perquisites as well as the preparation of this report. The Committee regularly meets in executive session to discuss matters related to the performance of the company and the compensation of its senior executives. Following each meeting the Chairperson of the Committee reports on the Committee’s activities to the full Board.

We have retained the services of an outside executive compensation consultant to assist us in evaluating the competitiveness and appropriateness of Sara Lee’s executive compensation program. The consultant reports directly to the Committee and only the Committee has the authority to modify or terminate this relationship.

Executive Compensation Philosophy and Guiding Principles

In 2006, the company’s senior management team in collaboration with the Committee and its consultant reviewed and reaffirmed Sara Lee’s executive compensation philosophy and guiding principles. Sara Lee’s executive compensation program is designed to support the company’s objectives of profitable growth and increased stockholder value. In order to accomplish these objectives the executive compensation program must support the company’s ability to retain, recruit, and motivate the highest caliber of executive talent. The guiding principles of Sara Lee’s executive compensation program are to:

•	support Sara Lee’s short- and long-term strategic objectives and reinforce a “pay-for-performance” culture;

•	align executives’ goals and rewards with our stockholders’ best interests;

•	reward executives for their contribution to Sara Lee’s success;

•	provide a competitive compensation opportunity in comparison to Sara Lee’s peer group of companies; and

•	encourage significant ownership of Sara Lee stock by its senior executives.

Elements of the Executive Compensation Program

Sara Lee’s executive compensation program consists of the following elements (which are shown, for the named executive officers, in the Summary Compensation Table on page 20 of this proxy statement):

1.    Annual compensation  includes salary and annual bonus. The Committee typically reviews executives’ salaries annually, and increases may be granted based upon an individual’s performance, competitive practice and pay relationship to the marketplace.

The amounts of any annual bonuses paid to the named executive officers are based upon the achievement of specified financial goals and individual objectives that are set at the beginning of the fiscal year. The Committee retains full discretion as to the amount, if any, of the annual bonuses paid.

2.    Long-term compensation  in fiscal year 2006, for the named executive officers, consisted of a combination of service-based restricted stock units and stock options. Restricted stock units represent the right to receive a specified number of shares of Sara Lee common stock if and to the extent the restricted stock units vest. Stock options are the right to purchase shares of Sara Lee common stock at a specified price, over a ten-year term following the grant date. Both the restricted stock units and stock options are subject to service-based vesting on a graduated basis over a three-year time period. A portion of Ms. Barnes’ 2006 stock options are subject to a dual vesting requirement consisting of the service-based vesting described above, as well as a condition that the price of Sara Lee’s common stock reach $27.36 per share (which represents a 40% appreciation in the price of Sara Lee’s common stock above the stock option exercise price).

3.    Other compensation  includes typical employee benefit and perquisite programs that are considered competitive for senior executives. Among these benefit programs, Sara Lee provides retirement, healthcare, life insurance, severance and a deferred compensation program to its executives. There are two investment alternatives under the deferred compensation program, a Sara Lee stock equivalent account and an interest income account. The interest rate applicable to the latter investment alternative was 4.755% in fiscal year 2006. This interest rate is set at the beginning of each fiscal year and is based upon Sara Lee’s cost of issuing five-year maturity debt.

The perquisites offered are typical of those provided to senior executives and include company-provided cars, financial counseling, club memberships and use of the company’s aircraft for business and personal usage. Executives permitted to make personal use of Sara Lee’s aircraft are required to reimburse the company for that personal use to the maximum extent permitted by law.

Determining Competitiveness of Executive Compensation Program

One of the guiding principles underlying Sara Lee’s executive compensation program is to provide a competitive compensation opportunity in comparison to Sara Lee’s peer group of companies. This peer group is used for comparisons of all elements of the compensation and benefits package. The companies used by Sara Lee for compensation comparisons consist of a select group of the largest global consumer products companies, many of which are represented in the S&P Peer Composite index shown in the Performance Graph on page 19.

Sara Lee sets its basic program elements to approximate the median compensation levels of its peer group. When an executive’s performance is outstanding, and Sara Lee’s financial performance and stock price outperforms that of its peer group of companies, then the executive has the potential to earn compensation that is meaningfully above the median of the peer group. Likewise, in years when the company, a business segment or a particular individual’s performance is below standards, the actual compensation provided to an individual may be below competitive market norms.

Annual Compensation

Salary: We determine the appropriateness of an executive’s salary by considering his or her responsibilities and individual performance and by reference to the median salary levels paid by peer group companies to executives in positions of similar responsibility. Salary increases are typically considered annually and are based on both financial and non-financial results achieved by the executive during the preceding fiscal year. All named executive officers received salary increases sometime during fiscal year 2006, except Ms. Barnes whose salary was last increased in May 2005.

Annual Bonus: For the named executive officers listed in the Summary Compensation Table on page 20 of this proxy statement, annual bonus is the lesser of:

1. An incentive pool which is 1.5% of the net income in excess of that necessary to achieve a 10% return on average total common stockholders’ equity, with 30% of the incentive pool allocated to the chief executive officer and the remainder divided equally among the other named executive officers, or

2. An amount which is based upon the achievement of performance goals such as earnings per share, operating profit, return on capital, cash flow, sales, and the achievement of non-financial objectives, such as increasing operational capabilities, succession planning and diversity-related initiatives, each of which is set at the beginning of the fiscal year. Target and maximum award levels are set as a percent of salary which if earned would result in competitive pay for competitive performance. Annual bonus payments to the named executive officers for fiscal year 2006 were paid in the form of cash.

Long-Term Compensation

Under Sara Lee’s long-term compensation program, we annually review and approve awards to key executives based upon their individual performance and, if appropriate, performance of their business unit. Additionally, we may consider the individual’s potential for advancement, his or her importance to the success of the company and market competitive practices.

In fiscal year 2006, the named executive officers received a combination of service-based restricted stock units and stock options. This program is designed to align executives’ and stockholders’ interests and retain executive talent. As previously mentioned, a portion of Ms. Barnes’ 2006 stock options are subject to a dual vesting requirement consisting of the three-year graduated, service-based vesting, as well as a condition that the price of Sara Lee’s common stock reach $27.36 per share.

Service-based restricted stock units were granted under the Long-Term Restricted Stock Unit Program for Fiscal Years 2006-2008. One-third of the total service-based restricted stock units granted will vest on each August 31 of 2006, 2007 and 2008. On each of those vesting dates one-third of the service-based restricted stock units will be converted to shares of Sara Lee common stock and released to the executive. Dividend equivalents are accrued during the restriction period and will be paid upon the respective vesting date of each tranche of service-based restricted stock units. If the executive voluntarily terminates employment, other than for retirement, before completion of the restriction period, all of the service-based restricted stock units, any accrued dividend equivalents on those restricted stock units and stock options that are not yet vested will be forfeited.

Executive Stock Ownership Requirements

We believe it is important to align executives’ interests with those of Sara Lee’s stockholders. Sara Lee’s key executives have a substantial portion of their incentive compensation paid in the form of Sara Lee common stock. Approximately 120 of the company’s most senior executives, including all corporate officers, are subject to stock ownership requirements. The ownership requirements vary by the executive’s level and range from a minimum of 10,000 shares to a maximum of 400,000 shares. When expressed as a percentage of salary, the ownership requirements range from a low of approximately 78% to a high of approximately 660% of salary, in the case of Ms. Barnes.

Other Changes in the Executive Compensation Program

The company and the Committee recently took several compensation-related actions that are noteworthy and described below:

•	the Committee added a fourth scheduled meeting to its regular annual meeting schedule

•	the Company presented “tally sheets” to the Committee on the Chief Executive Officer and four of her direct reports

•	the Company changed its vesting protocols for equity incentive awards from three-year graduated vesting to three-year cliff vesting for equity awards granted beginning in fiscal year 2007

•	the Company modified its severance plan for corporate officers who are involuntarily terminated as follows:

•	Removed discretion to award three to six extra months of severance pay based upon the age of the officer

•	Replaced discretion to include 50% of “maximum” annual bonus in severance pay with the non-discretionary inclusion of 75% of “target” annual bonus

•	Imposed a maximum severance period of 24 months versus the prior potential of 30 months

•	the Company modified its change in control plan for corporate officers as follows:

•	Maximum severance payment for Chief Executive Officer and Executive Vice President positions was reduced from three times salary plus bonus to two and one-half times salary plus bonus

•	Changed the definition of bonus which is used in determining benefits under the plan from the higher of current target bonus or prior year’s actual bonus to current target bonus

•	Adopted a new rule pertaining to the vesting of equity grants such that both a change in control and the termination of the officer must occur (commonly referred to as “double trigger” vesting) before the vesting of the outstanding equity awards is accelerated versus merely the occurrence of the change in control (commonly referred to as “single trigger” vesting) that was previously in the Plan

•	Eliminated excise tax reimbursements and gross-ups

•	Added a non-compete provision to the change in control severance agreements

Chief Executive Officer’s Compensation

Ms. Barnes was elected President and Chief Executive Officer of the Corporation in February 2005 and at that time her salary was increased from $800,000 to its current level of $1,000,000.

We reviewed and approved specific financial and non-financial performance goals for Ms. Barnes at the beginning of fiscal year 2006 for annual bonus purposes. The financial measures for fiscal year 2006 were sales, operating profit and cash flow and the non-financial measures consisted of such things as the divestment of certain businesses, increasing focus on customer relationships and improvements in operational capability and processes. Ms. Barnes’ target annual bonus opportunity was 200% of salary and based upon our assessment of her performance, the company’s financial results and the progress made in the transformation of Sara Lee in fiscal year 2006, a bonus of $1,144,000 or 114.4% of salary was approved.

On August 25, 2005, Ms. Barnes received 85,900 restricted stock units under the Long-Term Restricted Stock Unit Program for Fiscal Years 2006-2008 and 700,000 stock options at an exercise price of $19.54. Both the restricted stock units and the stock options will vest in three equal installments on August 31, 2006, 2007 and 2008. Ms. Barnes also was granted 250,000 stock options with an exercise price of $19.54 and subject to a dual vesting requirement consisting of the service-based vesting just described as well as the condition that Sara Lee Corporation’s common stock price must reach $27.36 per share.

On August 31, 2006, the Committee agreed with Ms. Barnes’ request to forgo any salary increase in fiscal year 2007 and maintained her base salary at $1,000,000. Her target bonus opportunity will remain at 200% of salary for fiscal year 2007, the same as in 2006. Bonus will be earned in relation to sales, operating profit and cash flow goals that were established by the Committee at the beginning of fiscal year 2007. In addition, we awarded Ms. Barnes 200,000 performance-based restricted stock units that are subject to three-year service-based cliff vesting and performance criteria related to relative growth in Sara Lee’s diluted earnings per share against a peer group of companies and 750,000 stock options that are subject to three-year, service-based cliff vesting. All stock options and performance-based restricted stock units granted on August 31, 2006, as well as prior outstanding equity awards, will be subject to equitable adjustment for the Hanesbrands Inc. spin-off as required by Sara Lee’s compensation and benefits plans.

Tax Deductibility of Compensation

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the tax code. We have adopted policies and practices that should ensure the maximum tax deduction possible under Section 162(m) of the tax code of Sara Lee’s annual bonus payments and stock option awards. However, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Sara Lee’s stockholders. All compensation paid to our named executive officers for fiscal year 2006 is expected to be tax deductible except for the service-based restricted stock units that vest in fiscal year 2006 and related dividend equivalents.

Summary

We believe the compensation programs of Sara Lee are designed and administered in a manner consistent with the company’s executive compensation philosophy and guiding principles. The programs continue to emphasize attracting and retaining key executives and rewarding them appropriately for positive results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Sara Lee competes for talent and the transformation of Sara Lee Corporation into a smaller, integrated and more efficient operating company. Sara Lee will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

Compensation and Employee Benefits Committee

J. T. Battenberg III, Chairperson, Charles W. Coker, Virgis W. Colbert,

James S. Crown, Willie D. Davis, Cornelis J.A. van Lede,

Rozanne L. Ridgway and Jonathan P. Ward

Performance Graph

Comparison of Five-Year Cumulative Total Stockholder Return as of July 1

	2001	2002	2003	2004	2005	2006
Sara Lee	100	112	105	133	119	101
S&P Peer Composite	100	117	113	139	150	151
S&P 500	100	82	82	98	104	113

Sara Lee utilizes a weighted composite of the S&P Packaged Foods & Meats, Household Products (Non-Durables) and Apparel, Accessories and Luxury Goods Indices because no single standardized industry index represents a comparable peer group. As of June 30, 2006, the three indices were comprised of the following companies: the S&P Packaged Foods & Meats Index — Campbell Soup Company, ConAgra Foods Inc., Dean Foods Company, General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, McCormick & Company Inc., Sara Lee Corporation, Tyson Foods Inc. and Wm. Wrigley Jr. Company; the S&P Household Products Index — The Clorox Company, Colgate-Palmolive Company, Kimberly-Clark Corporation and The Procter & Gamble Company; and the S&P Apparel, Accessories and Luxury Goods Index — Coach, Inc., Jones Apparel Group Inc., Liz Claiborne, Inc. and VF Corporation. The returns on the Peer Composite index were calculated as follows: at the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee’s operating profits in its food and beverage and foodservice businesses, its household products business and its branded apparel business, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee’s business mix during the prior year.

Summary Co mpensation Table

The table below shows before-tax compensation for Brenda C. Barnes, Sara Lee’s Chief Executive Officer, and for the four next highest compensated executive officers of Sara Lee as of July 1, 2006. These five executive officers are sometimes referred to as the named executive officers.

		Annual Compensation			Long-Term Compensation

Awards

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(1)(3)	Securities Underlying Options (#)	All Other Compensation ($)(4)
Brenda C. Barnes Chairman and Chief Executive Officer	2006 2005 2004	1,000,000 883,333 6,154	1,144,000 425,392 10,154	74,237 96,527 —	1,669,896 5,065,038 —	950,000 250,000 257,300	97,140 27,662 —
L.M. (Theo) de Kool Executive Vice President, Chief Financial and Administrative Officer	2006 2005 2004	775,000 596,000 444,167	802,590 370,871 718,617	338,991 345,061 414,856	661,602 4,795,498 802,339	115,711 72,397 69,954	49,376 71,807 24,318
Lee A. Chaden (5) Executive Vice President; Executive Chairman, Sara Lee Branded Apparel	2006 2005 2004	659,200 646,400 535,901	1,058,665 1,062,682 874,590	117,287 104,524 348	737,204 1,532,712 854,330	128,936 71,488 129,949	75,561 108,658 80,421
Richard A. Noll (5) Senior Vice President; Chief Executive Officer, Sara Lee Branded Apparel	2006 2005 2004	575,000 468,333 439,583	1,281,128 666,154 669,136	__ 9,121 —	248,715 802,003 729,565	__ 55,263 33,538	48,339 77,773 50,539
Christopher J. Fraleigh (6) Senior Vice President; Chief Executive Officer, Sara Lee Food and Beverage	2006 2005	462,500 216,346	722,711 600,000	__ 133,983	447,703 506,414	78,301 __	6,245 7,298

(1)	In fiscal year 2005, Ms. Barnes received 45,783 restricted stock units in lieu of a portion of her cash annual incentive bonus, and in fiscal year 2004, 25% of the annual incentive bonus paid to each named executive officer (except Ms. Barnes) was paid in restricted stock units. The fair market value of these restricted stock units is reported in the “Restricted Stock Awards” column for the applicable fiscal year.
(2)	“Other Annual Compensation” includes the aggregate incremental cost to Sara Lee of providing certain perquisites to the named executive officers. Below is the type and amount of each perquisite and other personal benefits exceeding 25% of the total perquisites and other personal benefits reported for each named executive officer:

Ms. Barnes	—

personal use of corporate aircraft ($48,533 in fiscal year 2006 and $77,317 in fiscal year 2005).

Beginning in fiscal year 2005, Sara Lee requires its executive officers to reimburse the company for the incremental costs associated with their personal use of corporate aircraft; however, FAA rules limit the amount of reimbursement Sara Lee can accept for each flight. As a result, an executive officer may be precluded from reimbursing Sara Lee for the full incremental costs associated with certain personal flights. In addition, during fiscal year 2005, changes in the tax law increased the incremental cost to Sara Lee of personal use of its corporate aircraft. The amount reported in this column in fiscal years 2006 and 2005 equals the excess of Sara Lee’s incremental cost for the executive officer’s personal use of corporate aircraft over the maximum amount the officer was allowed to reimburse Sara Lee.

Mr. de Kool	—	cost of living adjustments and housing provided by Sara Lee paid in accordance with Sara Lee policies applicable generally to employees assigned to locations outside their home countries ($187,357 in fiscal year 2006, $187,140 in fiscal year 2005 and $187,351 in fiscal year 2004).

Mr. Chaden	—	personal use of corporate aircraft ($28,708 in fiscal year 2006); personal use of corporate automobile ($19,426 in fiscal year 2006); financial advisory services ($24,650 in fiscal year 2006 and $18,483 in fiscal year 2005); and club membership dues ($35,730 in fiscal year 2005).

Mr. Fraleigh	—	expenses for relocation and sale of his home incurred in connection with Mr. Fraleigh joining Sara Lee and moving to Chicago ($124,791 in fiscal year 2005)

(3)	Amounts represent the market value of restricted stock units (“RSUs”) based on the closing price per share of Sara Lee common stock on the date of grant. The RSUs vest if and only to the extent that the executive officer continues to be employed by, or retires or receives severance from, Sara Lee or, for performance-based RSUs, to the extent the specific performance goals are achieved. Upon vesting, each RSU will be converted into one share of Sara Lee common stock. The number of shares subject to RSUs that vest, in whole or in part, in under three years from the date of grant and their respective vesting schedules are: (i) RSUs granted on August 25, 2005, to each of the named executive officers, which RSUs vest over three years in equal annual increments: Ms. Barnes, 85,900; Mr. de Kool, 34,033 shares; Mr. Chaden, 37,922 shares; Mr. Noll, 12,794 shares; and Mr. Fraleigh, 23,030 shares; (ii) 45,783 RSUs granted to Ms. Barnes on August 25, 2005, in lieu of a portion of her fiscal year 2005 cash annual incentive bonus, which vested on August 17, 2006; (iii) 83,333 RSUs granted to Ms. Barnes on May 3, 2005, in recognition of her promotion to Chief Executive Officer, which vest in three equal annual installments; (iv) 13,080 RSUs granted to Mr. Fraleigh on January 27, 2005 in connection with his joining Sara Lee, of which 6,540 RSUs vest over three years in equal annual increments and 6,540 RSUs vest on August 31, 2007, if and to the extent certain predetermined performance targets have been achieved; (v) RSUs granted on August 26, 2004, to each of the following executive officers in lieu of 25% of their fiscal year 2004 annual incentive bonus, which RSUs vested on July 2, 2005: Mr. de Kool, 10,783 shares; Mr. Chaden, 13,123 shares; and Mr. Noll, 10,040 shares; (vi) RSUs granted on August 26, 2004, to each of the following executive officers, which RSUs vest over three years in equal annual increments: Ms. Barnes, 53,580; Mr. de Kool, 26,790 shares; Mr. Chaden, 34,505 shares; and Mr. Noll, 18,055 shares; and (vii) RSUs granted on August 26, 2004, to each of the indicated executive officers, which RSUs vest on August 31, 2007, if and to the extent certain predetermined performance targets have been achieved: Ms. Barnes, 53,580; Mr. de Kool, 26,790 shares; Mr. Chaden, 34,505 shares; and Mr. Noll, 18,055 shares.

Dividend equivalents granted on the RSUs during the vesting period are escrowed and the dividend equivalents are distributed at the end of the vesting period in the same proportion as the RSUs vest. For RSUs granted prior to fiscal year 2005, interest accrues on the escrowed dividend equivalents and will be paid at the end of the vesting period with the accrued dividend equivalents. To the extent an executive officer terminates employment with Sara Lee or the applicable performance goals, if any, are not attained, the RSUs, and the escrowed dividend equivalents and interest, if any, are forfeited.

In the event of a change of control, any RSUs held by the executive officers that were granted prior to August 31, 2006 will vest in full. The market value and the aggregate number of all restricted stock units held by each executive officer named above as of June 30, 2006, the last business day of fiscal year 2006 (based on the $16.02 closing price per share of Sara Lee common stock on that day), were as follows: Ms. Barnes, $4,430,139 (276,538); Mr. de Kool, $4,335,781 (270,648); Mr. Chaden, $1,849,189 (115,430); Mr. Noll, $975,378 (60,885); and Mr. Fraleigh, $683,253 (42,650).

(4)	The amounts reported in this column for fiscal year 2006 consist of matching contributions and annual company contributions under Sara Lee’s 401(k) Plan and amounts allocated under a supplemental benefit plan.
(5)	On September 5, 2006, Sara Lee completed the spin-off of its wholly-owned subsidiary, Hanesbrands Inc., into an independent public company. As of that date, Messrs. Chaden and Noll ceased to be employees of Sara Lee.
(6)	Mr. Fraleigh joined Sara Lee in January 2005, so he did not receive any compensation from Sara Lee in fiscal year 2004. Mr. Fraleigh’s bonus for fiscal year 2005 includes a $300,000 sign-on bonus to induce Mr. Fraleigh to accept employment with Sara Lee.

Option Grants in Last Fiscal Year

The following table gives information on stock options granted during fiscal year 2006.

Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)(1)	Expiration Date(1)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% (2) ($)	10% (2) ($)
Brenda C. Barnes	700,000 250,000(3)	34.97% 12.49%	19.54 19.54	8/25/2015 8/25/2015	8,602,021 3,072,150	21,799,209 7,785,432
Theo de Kool	115,711	5.78%	19.54	8/25/2015	1,421,926	3,603,440
Lee A. Chaden	128,936	6.44%	19.54	8/25/2015	1,584,443	4,015,290
Richard A. Noll	—	—	—	—	—	—
Christopher J. Fraleigh	78,301	3.91%	19.54	8/25/2015	962,210	2,438,428

(1)

The exercise price equals 100% of the fair market value of the common stock on the date of grant. Each option, other than the option described in footnote (3) below, vests over three years in equal annual increments and may be exercised for 10 years. In the event of a change of control of Sara Lee, options held by the named executive officers will vest in full; however, Sara Lee’s Severance Plans for Corporate Officers has been amended to provide that options granted beginning in August 2006 will vest only if both a change in control occurs and the executive officer’s employment is terminated.

(2)	The potential realizable value assumes that the fair market value of Sara Lee common stock on the date the option was granted appreciates at the indicated annual growth rate (which is set by the rules of the Securities and Exchange Commission), compounded annually, for the option term. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of common stock, and Sara Lee expressly disclaims any representation to that effect.
(3)	This option does not become exercisable until both time vesting and performance vesting criteria have been fulfilled. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Sara Lee’s common stock has reached or exceeded $27.36 per share, which is 140% of the fair market value of Sara Lee common stock on the date of grant. Under the time vesting criteria, the option vests over three years in equal annual increments. If the performance vesting criteria have been fulfilled, the option may be exercised to the extent the option has vested under the time vesting criteria as of the date of exercise.

Option Exercises and Fiscal Year-End Values

The following table shows the number and value of stock options (exercised and unexercised) for Ms. Barnes, and Messrs. de Kool, Chaden, Noll and Fraleigh during fiscal year 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) (1)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Brenda C. Barnes	—	—	254,867	1,202,433	—	—
Theo de Kool	—	—	430,846	115,711	—	—
Lee A. Chaden	—	—	545,484	128,936	—	—
Richard A. Noll	—	—	357,963	—	—	—
Christopher J. Fraleigh	—	—	—	78,301	—	—

(1)	Represents the number of shares of common stock underlying options held by each named executive officer.
(2)	All options held by the named executive officers have an exercise price in excess of the $16.02 closing price of Sara Lee common stock on June 30, 2006 (the last business day of the fiscal year).

Severance Plans

Sara Lee’s Severance Plans for Corporate Officers provide that, if an officer’s employment is terminated without cause, the officer will receive a minimum of 12 months and a maximum of 24 months of severance payments based upon the officer’s position, length of service and age. Each severance payment equals the officer’s salary plus 75% of the officer’s target annual incentive bonus in effect on the date of termination, computed on a monthly basis. The terminated officer’s participation in Sara Lee’s medical, dental and Executive Life Insurance plans and Supplemental Benefit plans (which provide non-qualified retirement benefits) would continue for the same number of months for which he or she is receiving severance payments. An officer who was an Executive Vice President or Senior Vice President also is entitled to continued financial planning assistance reimbursed by the company through the severance period. The terminated officer’s participation in all other benefit plans ceases as of the date of termination of employment. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

The Plan also provides for severance pay and continuation of certain benefits if an officer’s employment is terminated involuntarily within two years following a change in control, or within six months prior to a change in control. The Plan provides that terminated officers will receive two times (or 2.5 times, for the Chief Executive Officer and any Executive Vice President) their base pay plus 75% of the terminated officer’s target annual bonus rate in effect on the date of termination, and continuation of some of the existing employee benefits during the severance period.

In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the officer (after taking into consideration the payment by the officer of all income and excise taxes that would be owing as the result of the change in control payments), Sara Lee will reduce the change in control payments by the amount necessary to maximize the benefits received by such officer, determined on an after-tax basis. In addition, all of the terminated officer’s options and restricted stock units that were granted after July 2006 automatically vest and forfeiture restrictions lapse if two events occur: (i) there has been a change in control of Sara Lee and (ii) a “qualifying termination” of such officer has occurred; provided, however, that if the transaction giving rise to the change in control is an offer to purchase all of Sara Lee’s outstanding voting stock for cash, then such options automatically vest and forfeiture conditions on the RSUs automatically lapse upon the change in control. With respect to awards granted before August 2006, all of the terminated officer’s options and restricted stock units automatically vest and forfeiture restrictions lapse upon the occurrence of a change in control of Sara Lee. Generally, a “change in control” will be deemed to occur in the event of (a) certain acquisitions of 20% or more of the voting power of the then outstanding capital stock of Sara Lee, (b) the consummation of a reorganization, merger or consolidation of Sara Lee or a sale or other disposition of all or substantially all of Sara Lee’s assets (unless, among other conditions, the stockholders of Sara Lee immediately prior to the transaction hold, in substantially the same proportion immediately after the transaction, more than 50% of the combined voting power of the entity resulting from the transaction), (c) the consummation of a plan of complete liquidation or dissolution of Sara Lee, or (d) a change in the Board such that the Continuing Directors (as defined below) cease to constitute at least a majority of the Board. The term “Continuing Director” is defined to mean (A) any member of the Board who was a member of the Board immediately after the 2005 Annual Meeting and (B) any individual who becomes a director of Sara Lee after the 2005 Annual Meeting whose election or nomination for election was approved by the vote of at least a majority of the Continuing Directors then comprising the Board.

Retirement Plans

The following table shows the approximate annual pension benefits payable under Sara Lee’s qualified U.S. pension plans, as well as a nonqualified supplemental benefit plan. The compensation covered by the pension program is based on an employee’s average annual salary and cash bonus for the highest five consecutive years in the last ten years. The amounts payable under the pension program are computed on the basis of a straight-life annuity and are not subject to deduction for Social Security benefits or other amounts.

Final Average Compensation	Estimated Annual Normal Retirement Pension Based Upon the Indicated Credited Service
	15 Years	20 Years	25 Years	30 Years	35 Years
$ 750,000	$196,875	$262,500	$328,125	$393,750	$459,375
1,000,000	262,500	350,000	437,500	525,000	612,500
1,250,000	328,125	437,500	546,875	656,250	765,625
1,500,000	393,750	525,000	656,250	787,500	918,750
1,750,000	459,375	612,500	765,625	918,750	1,071,875
2,000,000	525,000	700,000	875,000	1,050,000	1,225,000
2,250,000	590,625	787,500	984,375	1,181,250	1,378,125
2,500,000	656,250	875,000	1,093,750	1,312,500	1,531,250
2,750,000	721,875	962,500	1,203,125	1,443,750	1,684,375
3,000,000	787,500	1,050,000	1,312,500	1,575,000	1,837,500
3,250,000	853,125	1,137,500	1,421,875	1,706,250	1,990,625
3,500,000	918,750	1,225,000	1,531,250	1,837,500	2,143,750

As of September 1, 2006, Ms. Barnes had 2 years of credited service and Messrs. Chaden, Noll and Fraleigh had 14, 14 and one years of credited service, respectively, under the U.S. pension plans. Ms. Barnes receives one additional month of credited service in the U.S. pension plan for each full calendar month of active participation. This additional benefit is provided entirely through the company’s nonqualified supplemental benefit plan.

Mr. de Kool currently participates in the U.S. pension plan and additionally has prior non-U.S. service credited under the pension plan of Sara Lee International B.V., a Dutch subsidiary of Sara Lee. As of September 6, 2006, Mr. de Kool had 4 years of credited service under the U.S. pension plan and 9 years of credited service under the Dutch pension plan. Due to his participation in the U.S. plan, Mr. de Kool’s participation in the Dutch plan is frozen, which means he does not accrue additional benefits under that plan. Mr. de Kool’s annual normal retirement pension is Euro 62,574 under the Dutch pension plan. Pension benefits payable under the pension plans of Sara Lee International B.V. also are based on an employee’s annual salary and cash bonus and are computed on the basis of a straight-life annuity.

The nonqualified benefits accrued by Mr. Chaden are funded with periodic payments made by Sara Lee to trusts established by him. This program, which no longer allows new participants, had been available to officers of Sara Lee if the present value of their accrued benefit exceeded $100,000 and they were age 55 and older, or $300,000 if they had not yet attained age 55. Sara Lee discontinued this program beginning in 2004 and allowed those already participating in the program to continue their participation under its original terms and conditions.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on its review of filings made with the SEC and representations made by the reporting persons, Sara Lee believes that during fiscal year 2006, its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934, except in the two instances described below. Diana S. Ferguson vested in a retention RSU and Sara Lee withheld 4,303 shares to satisfy tax withholding obligations incurred upon the vesting; due to administrative difficulties in processing the vesting, a Form 4 reporting this transaction was filed one day late. Jonathan P. Ward was issued 1,674 shares of Sara Lee common stock in lieu of a portion of his annual cash retainer for service as a director; due to an unintentional oversight, a Form 4 disclosing this transaction was filed approximately two weeks late. In both instances, a Form 4 was filed to report the transaction promptly after the oversight was discovered.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Sara Lee’s Board of Directors is comprised of six independent directors and operates under a written Charter adopted by the Board of Directors, which is reviewed annually and is available on our corporate Web site at www.saralee.com under the caption “Our Company — Board of Directors.” The Committee held five meetings during the last fiscal year. The Committee has selected PricewaterhouseCoopers LLP (“PWC”) as Sara Lee’s independent registered public accountants for fiscal year 2007, subject to stockholder ratification. The Committee discussed its selection with Sara Lee’s Board of Directors and the Board unanimously ratified the selection of PWC. PWC also served as Sara Lee’s independent registered public accountants for fiscal year 2006.

Management is responsible for Sara Lee’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of Sara Lee’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. As provided in its Charter, the Committee’s responsibilities include oversight of these processes.

In this context, and in accordance with its Charter, the Committee has met with management and PWC to discuss and review Sara Lee’s audited financial statements. The Committee meets separately at each meeting with Sara Lee’s internal auditors and PWC. Management represented to the Committee that Sara Lee’s audited consolidated financial statements for the fiscal year ended July 1, 2006 (the “Financial Statements”) were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the Financial Statements with management and PWC. The Committee also discussed with PWC the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

In addition, the Committee has received from PWC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PWC their independence from Sara Lee and its management. In accordance with the Sarbanes-Oxley Act of 2002, the Committee pre-approves all audit and non-audit services performed by PWC. The Committee considered the non-audit services that PWC provided in fiscal year 2006 and determined that the provision of those services is compatible with and does not impair PWC’s independence.

In fulfilling its oversight responsibility for reviewing the services performed by Sara Lee’s independent registered public accountants, the Committee carefully reviews its policies and procedures for the engagement of the independent registered public accountants. The Committee also discussed with Sara Lee’s internal auditors and PWC the overall scope and plans for their respective audits. The Committee met with the internal auditors and PWC, with and without management present, to discuss the results of their examinations, the evaluations of Sara Lee’s internal controls, and the overall quality of Sara Lee’s financial reporting. The Committee also reviewed and discussed with PWC the fees paid to them, which fees are described following this report.

Based on the Committee’s review and discussions of the matters referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in Sara Lee’s Annual Report on Form 10-K for the year ended July 1, 2006, for filing with the Securities and Exchange Commission.

Audit Committee

Laurette T. Koellner, Chairperson, J.T. Battenberg III, James S. Crown,

Willie D. Davis, Cornelis J.A. van Lede, Sir Ian Prosser

Audit Fees

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) was Sara Lee’s principal auditor for fiscal year 2006. Aggregate fees for professional services rendered for Sara Lee by PricewaterhouseCoopers for the fiscal years ended July 1, 2006 and July 2, 2005 were as follows (in millions):

	Fiscal Year Ended July 1, 2006	Fiscal Year Ended July 2, 2005
Audit Fees	$23.7	$22.7
Audit-Related Fees	0.2	1.1
Tax Fees	1.0	1.9
All Other Fees	.1	.2

	$25.0	$25.9

Audit Fees for fiscal years 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, statutory audit work for corporation affiliates in non-U.S. jurisdictions, carve-out audit work related to business dispositions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees for fiscal year 2006 were for agreed upon procedures related to dispositions and

Sara Lee’s stock transfer function. Audit-Related Fees for fiscal year 2005 were for the assessment of controls in connection with Sara Lee’s audit of internal control over financial reporting and agreed upon procedures related to Sara Lee’s stock transfer function.

Tax Fees for fiscal years 2006 and 2005 were for various domestic and foreign tax services, including tax advice and consulting and the review of certain tax returns.

All Other Fees for fiscal years 2006 and 2005 were principally comprised of other technical research and assistance and customs consultancy services.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Sara Lee defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PricewaterhouseCoopers. On a periodic basis, Sara Lee’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Sara Lee’s financial statements and internal control over financial reporting. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit and scope modifications initiated during the course of the audit work. The Committee separately pre-approves a budget for services related to audits of carve-out financial statements of businesses that Sara Lee is preparing to divest, the issuance of comfort letters and consents, the review of documents filed with the Securities and Exchange Commission and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Committee separately pre-approves budgets for services related to accounting consultations and the assessment of risk management controls in connection with the implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Tax — The Committee separately pre-approves a budget for services related to tax compliance and planning issues. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; (c) the provision of customs consultancy services; and (d) advice regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the areas of income tax, value added tax, sales and use tax, and excise taxes.

Other Services — Other services are pre-approved on an engagement-by-engagement basis.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR THE 2007 FISCAL YEAR

The Audit Committee has appointed PricewaterhouseCoopers to serve as Sara Lee’s independent registered public accountants for its fiscal year ending July 2, 2007. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Sara Lee’s independent registered public accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2007 FISCAL YEAR.

PROPOSAL 3: STOCKHOLDER PROPOSAL REGARDING

CHAIRMAN AND CEO POSITIONS

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, D.C. 2001, has advised Sara Lee that it beneficially owns 150 shares of Sara Lee common stock and that it intends to present the following proposal for consideration at the Annual Meeting.

Stockholder Proposal

Resolved: That stockholders of the Sara Lee Corporation (“Sara Lee” or “the Company”) ask the board of directors to adopt a policy that the board’s chair be an independent director who has not previously served as an executive officer of Sara Lee. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chair if a current chair ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chair.

Supporting Statement

It is the responsibility of our Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company the CEO and President, Ms. Brenda Barnes, also holds the position of Board Chair. We believe that this current scheme may not be in the best interests of shareholders.

Sara Lee’s shareholders require an independent leader to ensure that management acts strictly in the best interests of the Company, especially when our company and the industry as a whole face significant challenges.

By setting agendas, priorities and procedures, the position of Chair is critical in shaping the work of our Board of Directors. Accordingly, we believe that having an independent director serve as chair can help ensure the objective functioning of an effective board. Conversely, we fear that a President and CEO holding the position of Chair may limit our Board’s ability to make truly independent decisions.

As a long-term shareholder of our Company, we believe that an independent Board Chair will enhance Board leadership at Sara Lee, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “it is essential that the Chairman not have any relationships with the CEO or management that compromises his or her ability to act independently.” (The Conference Board. Commission on Public Trust and Private Enterprise: Findings & Recommendations, p. 29). The Conference board also stated: “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent Board of Directors that understands the key issues, provides wise counsel, and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.” (The Conference Board. Commission on Public Trust and Private Enterprise: Findings & Recommendations, p. 18).

We believe that the recent wave of corporate scandals demonstrate that no matter how many independent directors there are on the Board, the Board is less able to provide independent oversight of the officers if that Board Chair is also the CEO and President of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Board of Directors Statement in Opposition to the Stockholder Proposal

Sara Lee’s Board of Directors believes that our current practice of combining the roles of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) generally provides the most efficient and effective leadership model for Sara Lee. We believe that this governance structure provides the appropriate balance between the need for consistent strategic direction and the need for objectivity and independence of the non-management directors. The Board does not believe that separating these offices is necessary to ensure that the Board provides independent oversight of management. As a result, we believe the stockholder proposal is unnecessary and would not be in the best interest of Sara Lee’s stockholders.

Sara Lee’s corporate governance structures and practices already include several effective oversight mechanisms, some of which are described below.

First, Sara Lee’s Corporate Governance Guidelines (the “Guidelines”) require that a substantial majority of the Board be comprised of independent directors. Currently, the Chairman and CEO is the only member of management who also is a member of the Board. The other eleven members of the Board are non-management directors, each of whom meets the independence requirements of the New York Stock Exchange and Sara Lee’s director independence guidelines.

Second, as described in our Guidelines, the Board annually elects one independent director to serve as the Presiding Director, whose responsibilities include:

a)	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

b)	advising management regarding the nature and extent of information that management regularly provides to the Board;

c)	advising the Chairman and the Corporate Secretary regarding the agendas for Board meetings;

d)	approving meeting schedules to help ensure that sufficient time is allocated for discussion of agenda items; and

e)	calling meetings of the independent directors.

The Presiding Director, currently Mr. Crown, provides leadership to the independent directors and thereby enhances their effectiveness in providing oversight of management.

Third, at least four times a year and generally at the end of every Board meeting, the independent directors meet in executive session without the Chairman and CEO or other management present to review, among other things, the CEO’s performance. The Presiding Director chairs these meetings.

Fourth, various Committees of the Board perform oversight functions independent of management. Each of the Audit Committee, the Compensation and Employee Benefits Committee and the Corporate Governance, Nominating and Policy Committee is comprised entirely of independent directors. This means that independent directors directly oversee critical matters such as the integrity of the Company’s financial statements, senior executive compensation, including the compensation of the Chairman and CEO, and the selection and evaluation of directors. The charters for each of these Committees, which are available on Sara Lee’s Web site, provide a complete description of the responsibilities of each of these Committees.

Finally, the Board believes that its current governance structure, in which a single individual holds the offices of Chairman and CEO and an independent director serves as Presiding Director, is the most effective structure for Sara Lee, from a business perspective. Combining the roles of Chairman and CEO ensures that the Company will have clear and consistent leadership on critical strategic objectives. This structure maximizes the likelihood that these objectives will be attained, while eliminating any risk of a distracting clash on these issues between a Chairman and CEO. Any concerns that combining these roles will lead to an unhealthy concentration of authority in the hands of a single individual is minimized in our structure by the role of the Presiding Director who, as described above, provides leadership to the independent directors and thereby enhances their effectiveness in providing oversight of management.

The Board continues to believe that it is in the best interests of Sara Lee and its stockholders that the positions of Chairman and CEO be held by the same individual. Our current leadership model strikes an appropriate balance between strong executive leadership and independent oversight of management’s performance. Requiring that the offices of Chairman and CEO be split would weaken our leadership structure without providing any added benefit beyond that already achieved by our existing governance structure. Accordingly, we do not believe that implementation of the proposal would be in the best interests of Sara Lee stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING

THE COMPENSATION DISCUSSION AND ANALYSIS

The American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, D.C. 20036, has advised Sara Lee that it beneficially owns 8,424 shares of Sara Lee common stock and that it intends to present the following proposal for consideration at the Annual Meeting.

Stockholder Proposal

RESOLVED, that stockholders of Sara Lee Corporation (“Sara Lee”) urge the board of directors to adopt a policy that Sara Lee stockholders be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Sara Lee’s management, to approve the Compensation Discussion and Analysis set forth in the proxy statement. The policy should provide that appropriate disclosures will be made to ensure that stockholders fully understand that the vote is advisory; will not affect any person’s compensation; and will not affect the approval of any compensation-related proposal submitted for a vote of stockholders at the same or any other meeting of stockholders.

Supporting Statement

In our view, senior executive compensation at Sara Lee has been excessive in recent years. In 2005, CEO and Chairman Brenda Barnes received $1,308,725 in salary and bonus, 250,000 options, and restricted stock awards valued at $5,065,038. Also in 2005, former CEO Steven McMillan received a salary of $1,189,500 — over the threshold for deductibility of non-performance-related compensation — and an annual bonus of $539,081. For 2003, 2004, and 2005, Mr. McMillan received restricted stock awards valued in total at $10,134,574. Over the same period of time, Mr. McMillan received 1,815,975 in options.

We believe that the current rules governing senior executive compensation do not give stockholders enough influence over pay practices. In the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors remuneration report.” Such a vote isn’t binding, but allows stockholders a clear voice which could help reduce excessive pay. U.S. stock exchange listing standards do require stockholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Stockholders do not have any mechanism for providing ongoing input on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004)).

Similarly, performance criteria submitted for stockholder approval to allow a company to deduct compensation in excess of $1 million are also broad and do not constrain compensation committees in setting performance targets for particular executives. Withholding votes from compensation committee members who are standing for reelection is a blunt instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Sara Lee’s board to allow stockholders to express their opinion about senior executive compensation practices by establishing an annual referendum process. The results of such a vote would, we think, provide Sara Lee with useful information about whether stockholders view the company’s compensation practices, as reported each year in the Compensation Discussion and Analysis, to be in stockholders’ best interests.

We urge stockholders to vote for this proposal.

Board of Directors Statement in Opposition to the Stockholder Proposal

Sara Lee urges stockholders to vote against the stockholder proposal for two reasons. First, Sara Lee already has a much more efficient and meaningful method for stockholders to communicate with the Board. Second, the proposal fails to recognize that Sara Lee already has in place a thoughtful, performance-based executive compensation program.

The Vote Advocated by the Proposal Would Be a Crude and Inefficient Method of Expressing Support or Criticism of Sara Lee’s Executive Compensation Practices

The process requested by the proposal is not necessary because Sara Lee already has a much more efficient and meaningful method of communicating with the Board of Directors. As discussed on page 5 under the heading “Communications with the Board of Directors,” stockholders and other interested parties may communicate with members of Sara Lee’s Board of Directors, including the Chair of any committee, by writing to the Board, or a specific Committee Chair or director at:

Through December 2006:	As of January 2007:
Board of Directors (or specific Committee Chair or director) c/o Roderick A. Palmore, Secretary	Board of Directors (or specific Committee Chair or director) c/o Roderick A. Palmore, Secretary
Sara Lee Corporation 70 W. Madison Street Chicago, Illinois 60602-4260	Sara Lee Corporation 3500 Lacey Road Downers Grove, Illinois 60515-5424

We believe that direct communications between stockholders and the Board, including the Compensation and Employee Benefits Committee, is a much more effective and accurate method of expressing support or criticism of Sara Lee’s executive compensation practices. Unlike the vote advocated by the proposal, communicating directly with the Board will allow you to voice any specific observations or objections to Sara Lee’s executive compensation practices directly to the decision makers, as opposed to voting on the narrow disclosures made by those decision makers. Moreover, communicating directly with the Board will eliminate the need for the Compensation and Employee Benefits Committee to speculate as to the meaning of stockholder approval or disapproval of the Compensation Discussion and Analysis that is included in the proxy materials for Sara Lee’s annual meeting of stockholders (the “CD&A”).

In addition, the vote recommended in the proposal would not provide any useful information to Sara Lee and members of the Compensation and Employee Benefits Committee. If implemented, the stockholder proposal would require Sara Lee stockholders to vote on the CD&A. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not allow stockholders to conduct an annual “referendum” on executive compensation, and it would not give Sara Lee stockholders the right to approve or disapprove of Sara Lee’s executive compensation practices. Instead, the proposal would allow Sara Lee stockholders to vote on a very narrow issue — the disclosures contained in the CD&A in Sara Lee’s proxy statement.

For example, if stockholders vote “for” the CD&A, Sara Lee would not be able to determine if the affirmative vote signifies that stockholders approve of Sara Lee’s executive compensation practices, or if the vote merely signifies that stockholders approve of the format and tone of the report. Conversely, Sara Lee would not be able to determine if a negative vote indicates that stockholders don’t like the format, presentation or style of the report, or if stockholders disapprove of Sara Lee’s underlying compensation practices. The lack of clarity as to the meaning of the vote requested by the proposal eliminates any benefits it offers.

Sara Lee Already Has in Place a Thoughtful, Performance-Based Executive Compensation Program

The vote advocated by the proposal fails to recognize that Sara Lee already has in place a thoughtful, performance-based executive compensation program. Sara Lee’s executive compensation program emphasizes the retention of key executives and the practice of appropriately rewarding key executives for positive results. The Compensation and Employee Benefits Committee, which is composed entirely of independent directors, none of whom has an interest in the compensation decisions the committee makes, oversees Sara Lee’s executive compensation program. Sara Lee and the Compensation and Employee Benefits Committee continually monitor the executive compensation program and adopt changes to reflect the dynamic, global marketplace in which Sara Lee competes for talent. Sara Lee will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

To assist stockholders in understanding Sara Lee’s executive compensation program, Sara Lee historically has provided detailed disclosure of its executive compensation program in its proxy materials. These disclosures discuss the compensation arrangements for Sara Lee’s chief executive officer and four other highest paid executive officers. The CD&A will supplement Sara Lee’s compensation disclosures by setting forth Sara Lee’s approach and philosophy with respect to executive compensation. The CD&A, along with the other information provided in Sara Lee’s proxy statement, fully and fairly describes Sara Lee’s executive compensation program, as well as provides information with which stockholders may evaluate Sara Lee’s executive compensation program.

Sara Lee does not believe the advisory vote called for by the stockholder proposal will enhance Sara Lee’s compensation program, its disclosures regarding the compensation program, or otherwise is in the best interests of its stockholders. Instead of encouraging stockholders to take advantage of Sara Lee’s current policies and procedures, the proposal advocates substituting a narrower and less effective mechanism. Sara Lee urges stockholders to reject this approach.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

OTHER INFORMATION

Stockholder Proposals for the 2007 Annual Meeting

Sara Lee’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Secretary of Sara Lee, at Sara Lee’s principal executive offices, not later than 5:00 p.m. (Central Time) on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2007 Annual Meeting must be received by the Secretary on or after April 25, 2007, and prior to 5:00 p.m. (Central Time) on May 25, 2007. Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in Sara Lee’s 2007 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 25, 2007.

All proposals must be in writing and should be mailed to Sara Lee Corporation, to the attention of Sara Lee’s Secretary, Roderick A. Palmore, at Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260 (or, beginning in January 2007, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424). A copy of the Bylaws may be obtained from Mr. Palmore, Sara Lee’s Secretary, by written request to the same address. Sara Lee’s Bylaws are also available on its corporate Web site at www.saralee.com under the caption “Our Company.”

Sara Lee’s Annual Report on Form 10-K

A copy of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended July 1, 2006, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to:

Through December 2006	As of January 2007
Investor Relations Department Sara Lee Corporation 70 W. Madison Street Chicago, Illinois 60602-4260 +1.312.558.4947	Investor Relations Department Sara Lee Corporation 3500 Lacey Road Downers Grove, Illinois 60515-5424 +1.630.598.6000

You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s Web site, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but also may be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Morrow & Co., Inc. for $15,000 plus associated costs and expenses, to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

CATEGORICAL STANDARDS FOR DETERMINING DIRECTOR INDEPENDENCE

Excerpt of Sara Lee’s Corporate Governance Guidelines

Definition of What Constitutes Independent Directors

No Director will qualify as an independent Director of Sara Lee unless the Board has affirmatively determined that the Director meets the standards for being an independent director established from time to time by the New York Stock Exchange (“NYSE”), the U.S. Securities and Exchange Commission and any other applicable governmental and regulatory bodies. To be considered independent under the rules of the NYSE, the Board must affirmatively determine that a Director has no material relationship with Sara Lee (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sara Lee). To assist it in determining each Director’s independence in accordance with the NYSE’s rules, the Board has established guidelines, which provide that a Sara Lee Director will be deemed independent unless:

(i)	within the preceding three years, the Sara Lee Director was an employee, or an immediate family member of the Director was an executive officer, of Sara Lee;

(ii)	within the preceding three years, the Sara Lee Director received during any twelve-month period more than $100,000 in direct compensation from Sara Lee, or an immediate family member of the Director received during any twelve-month period more than $100,000 in direct compensation for services as an executive officer of Sara Lee, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) the Sara Lee Director or an immediate family member of the Sara Lee Director is a current partner of a firm that is Sara Lee’s internal or independent auditor; (B) the Sara Lee Director is a current employee of such a firm; (C) an immediate family member of the Sara Lee Director is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the Sara Lee Director or an immediate family member of the Sara Lee Director was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on Sara Lee’s audit within that time;

(iv)	within the preceding three years, a Sara Lee executive officer served on the board of directors of a company that, at the same time, employed the Sara Lee Director, or an immediate family member of the Director, as an executive officer;

(v)	the Sara Lee Director is a current executive officer or employee, or an immediate family member of the Sara Lee Director is a current executive officer, of another company that made payments to or received payments from Sara Lee for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

(vi)	the Sara Lee Director serves as an officer, director or trustee of a charitable organization, and discretionary charitable contributions by Sara Lee and the Sara Lee Foundation to such organization, in the aggregate in any one year, exceed the greater of $1 million, or two percent (2%) of that organization’s total annual charitable receipts (and “discretionary charitable contributions” shall include corporate cash contributions (including support for benefit events), grants from the Sara Lee Foundation, Matching Grants under the Sara Lee Foundation’s Matching Grants Program, and product donations); or

(vii)	the Sara Lee Director is an executive officer of another company which is indebted to Sara Lee, or to which Sara Lee is indebted, and the total amount of either company’s indebtedness to the other

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is more than two percent (2%) of the total consolidated assets of the company the Sara Lee Director serves as an executive officer.

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, and references to “Sara Lee” include all subsidiaries and divisions that are consolidated with Sara Lee Corporation.

The Board annually will review all commercial and charitable relationships between its Directors and Sara Lee to determine whether the Directors meet these categorical independence tests. If a Director has a relationship with Sara Lee that is not covered by these independence guidelines, those Sara Lee Directors who satisfy such guidelines will consider the relevant circumstances and make an affirmative determination regarding whether such relationship is material or immaterial, and whether the Director would therefore be considered independent under the NYSE’s rules.

Sara Lee will disclose in its proxy statement (a) the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical independence tests of immateriality set forth above, and (b) any charitable contributions made by Sara Lee or the Sara Lee Foundation to any charitable organization in which a Sara Lee Director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

A-2

Drury Lane Theatre—Oakbrook Terrace

100 Drury Lane

Oakbrook Terrace, Illinois 60181

Telephone: +1.630.530.8300

EVENT SCHEDULE:

Sara Lee will hold its 2006 annual meeting of stockholders on Thursday, October 26th at the Drury Lane Theatre in Oakbrook, IL. Complimentary beverages will be provided in the theater lobby from 8:30 AM to 9:30 AM. The annual meeting of stockholders will begin promptly at 9:30 AM. The one-hour, business-oriented meeting will feature a presentation from Chairman, President, and CEO Brenda Barnes followed by a question and answer session and discussion of stockholder proposals.

8:30 – 9:30 AM          Beverages Available

9:30 – 10:30 AM        Annual Meeting of Stockholders

This is an exclusive meeting for the stockholders of Sara Lee. You will be required to show proof of stock ownership as of September 1, 2006 (i.e., admission ticket or brokerage statement) and photo identification to gain admission to the meeting.

DRIVING DIRECTIONS:

From Route 83:

Exit at Roosevelt Road/Butterfield Road East, follow signs to Drury Lane.

From Roosevelt Road:

Exit Route 83 South. On Route 83 South take the Roosevelt Road/Butterfield Road East Exit, follow signs to Drury Lane.

From Downtown Chicago:

Take the Eisenhower Expressway/I-290 West to I-88 West. Pay toll and exit at Cermak Road. Proceed through the stoplight so you are heading North. Continue on Spring Road and bear right onto Drury Lane Street. Drury Lane will be on your left at the end of the road.

From the West on I-88:

Exit at Midwest Road, turn right, proceed to Butterfield Road and turn right. Proceed to Drury Lane exit.

From I-294:

Exit I-88 West. Pay toll, exit at Cermak Road. Proceed through the stoplight so you are heading North. Continue on Spring Road and bear right onto Drury Lane Street. Drury Lane will be on your left at the end of the road.

ADMISSION TICKET (Not Transferable)

2006 ANNUAL MEETING OF STOCKHOLDERS

9:30 a.m. (local time), October 26, 2006

Drury Lane Theatre

100 Drury Lane

Oakbrook Terrace, Illinois

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 26, 2006, at 9:30 a.m. (CDT), at the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, Illinois. Stockholders owning shares at the close of business on September 1, 2006, are entitled to attend and vote at the meeting. Stockholders will vote on the election of twelve members of the board of directors, vote on the ratification of Sara Lee’s independent registered public accountants for the 2007 fiscal year, vote on two stockholder proposals and transact such other business as may properly come before the meeting.

ÙDETACH PROXY CARD HEREÙ

SARA LEE CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 26, 2006

The undersigned holder of common stock of Sara Lee Corporation, a Maryland corporation (the “Company”), hereby appoints Brenda C. Barnes and Roderick A. Palmore, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, Illinois, on October 26, 2006, at 9:30 a.m. (CDT), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” proposal 2 and “AGAINST” proposals 3 and 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Address Changes/Comments: ___________________________________________________________________________

________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

70 WEST MADISON STREET THREE FIRST NATIONAL PLAZA CHICAGO, IL 60602-4260

THREE WAYS TO PROVIDE VOTING INSTRUCTIONS!

Providing voting instructions by Internet or telephone is convenient and saves money. Instructions also may be provided by mail.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand, access the web site and follow the instructions to obtain the applicable records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have this proxy card in hand at the time of the call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage-paid envelope or return it to Sara Lee Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

SAVINGS PLAN SHARES If shares of Sara Lee common stock are held in any of Sara Lee’s retirement or savings plans, votes for those shares must be received by 5:00 P.M. Eastern Time on October 23, 2006.

If voting instructions are provided by Internet or phone,

please do not mail this form.

THANK YOU

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SARAL1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SARA LEE CORPORATION

The Board of Directors recommends a vote FOR

each of the nominees for director, FOR proposal

2, and AGAINST proposals 3 and 4.

1.	Election of twelve Directors				For All	Withhold All	For All Except	To withhold authority to vote, for any individual nominee mark “For All Except” and write the nominee’s name on the line below.

	01) B. Barnes	07) W. Davis			☐	☐	☐
	02) J.T. Battenberg III	08) L. Koellner
	03) C. Begley	09) C. van Lede
	04) C. Carroll	10) I. Prosser
	05) V. Colbert	11) R. Ridgway
	06) J. Crown	12) J. Ward

Vote On Proposals		For	Against	Abstain				For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Sara Lee’s independent registered public accountants for fiscal 2007.	☐	☐	☐	4.	To vote on a stockholder proposal regarding the Compensation Discussion and Analysis.		☐	☐	☐

3.	To vote on a stockholder proposal regarding Chairman and CEO positions.	☐	☐	☐
Each of the foregoing proposals is more fully described in the accompanying proxy statement.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	The Proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐		NOTE: Please sign exactly as your name or names appear(s) above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date